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Exhibit 21

SUBSIDIARIES OF SPHERION CORPORATION

        Following is a list of the direct and indirect subsidiaries of Spherion Corporation, a Delaware corporation. Certain inactive subsidiaries have been excluded from the list below as such subsidiaries, when considered in the aggregate as one subsidiary, would not constitute a "significant subsidiary." All active subsidiaries do business under their corporate name listed below, or close derivatives thereof, except where indicated otherwise:

6063721 Canada Inc.	Canada
Comtex Information Systems, Inc.	Delaware
Human Resource Capital Group Inc.	Canada
IMARK/TSRC Management Corp.	Delaware
IMRC, Inc.	Nevada
IntelliMark Holdings, Inc.	Delaware
NorCross Holdings LLC	Delaware
NorCross Teleservices L.P.	Delaware
Norrell Corporation	Delaware
Norrell Services, Ltd	Canada
Spherion Assessment Inc.	North Carolina
Spherion Atlantic Enterprises LLC *	Delaware
Spherion Atlantic Resources LLC *	Delaware
Spherion (Europe) Inc.	Delaware
Spherion Financial Corporation	Delaware
Spherion Government Services LLC	Delaware
Spherion Operations Inc.	Delaware
Spherion Technology (UK) Limited	United Kingdom
Spherion U.S. Inc.	Florida
Spherion Worldwide Holding B.V.	Netherlands
Technisource, Inc.	Delaware
Todays Staffing, Ltd †	Canada

*
Also do business as:

Spherion—Staffing Services
Norrell
Bossler Hix
The Mergis Group
Todays Staffing

†
Merged out of existence effective January 1, 2008

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  Exhibit 21